Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Luna Gold Corp.

We consent to the incorporation by reference in the registration statement (No. 333-108897) on Form S-8 of Luna Gold Corp. of our report dated March 22, 2005, with respect to the consolidated balance sheets of Luna Gold Corp. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2004 and 2003 and for the period from January 20, 2003 (inception of new business) to December 31, 2004, which report appears in the December 31, 2004, annual report on Form 10-KSB of Luna Gold Corp.

/s/ "KPMG LLP"

Chartered Accountants

Vancouver, Canada
March 22, 2005